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                                                                  EXHIBIT 99.7

                                  ADDENDUM
                                     TO
                          STOCK ISSUANCE AGREEMENT

          The following provisions are hereby incorporated into, and are hereby made a part of, that certain Stock Issuance Agreement (the "Issuance Agreement") by and between Digital Island, Inc. (the "Corporation") and ______________________________________________________ ("Participant")
evidencing the stock issuance made this day to Participant under the terms of the Corporation's 1999 Stock Incentive Plan, and such provisions are effective immediately. All capitalized terms in this Addendum, to the extent not otherwise defined herein, shall have the meanings assigned to such terms in the Issuance Agreement.

                       INVOLUNTARY TERMINATION FOLLOWING
                    CORPORATE TRANSACTION/CHANGE IN CONTROL

     1. To the extent the Repurchase Right is assigned to the successor corporation (or parent thereof) in connection with a Corporate Transaction, no accelerated vesting of the Purchased Shares shall occur upon such Corporate Transaction, and the Repurchase Right shall continue to remain in full force and effect in accordance with the provisions of the Issuance Agreement. The Participant shall, over Participant's period of Service following the Corporate Transaction, continue to vest in the Purchased Shares in one or more installments in accordance with the provisions of the Issuance Agreement.

     2. No accelerated vesting of the Purchased Shares shall occur upon a Change in Control, and the Repurchase Right shall continue to remain in full force and effect in accordance with the provisions of the Issuance Agreement and shall be assigned to any successor entity in the Change in Control transaction. The Participant shall, over Participant's period of Service following the Change in Control, continue to vest in the Purchased Shares in one or more installments in accordance with the provisions of the Issuance Agreement.

     3. If the Corporate Transaction or Change in Control is effected more than twelve (12) months after the commencement date of Participant's Service, than immediately upon an Involuntary Termination of Participant's Service within eighteen (18) months following that Corporate Transaction or Change in Control, the Repurchase Right shall terminate automatically, and all the Purchased Shares shall vest in full at that time. Any unvested cash escrow maintained on the Participant's behalf pursuant to Paragraph C.5 of the Issuance Agreement shall also vest at the time of such Involuntary Termination and shall be paid to the Participant promptly thereafter.

     4. For purposes of this Addendum, the following definitions shall be in effect:
     An Involuntary Termination shall mean the termination of Participant's Service by reason of:

         (i) Participant's involuntary dismissal or discharge by the Corporation for reasons other than Misconduct, or
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         (ii) Participant's voluntary resignation within ninety (90) days following (A) a change in Participant's position with the Corporation (or Parent or Subsidiary employing Participant) which materially reduces Participant's duties and responsibilities or the level of management to which Participant reports, (B) a reduction in Participant's level of compensation (including base salary, fringe benefits and target bonus under any corporate performance based bonus or incentive programs) by more than fifteen percent (15%) or (C) a relocation of Participant's place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation without Participant's consent.

     A Change in Control shall be deemed to occur in the event of a change in ownership or control of the Corporation effected through either of the following transactions:

         (i) the acquisition, directly or indirectly, by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders, or

         (ii) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

     Misconduct shall mean the commission of any act of fraud, embezzlement or dishonesty by the Participant, any unauthorized use or disclosure by the Participant of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by the Participant adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Corporation (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of the Participant or other person in the Service of the Corporation (or any Parent or Subsidiary).

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          IN WITNESS WHEREOF, Digital Island, Inc. has caused this Addendum to be executed by its duly-authorized officer, effective as of the Effective Date specified below.


                                       DIGITAL ISLAND, INC.


                                       By:
                                          ---------------------------

                                       Title:
                                             ------------------------


EFFECTIVE DATE:
               ----------------------------

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